                                                                 Exhibit 10.27

                                   MASTER AGREEMENT

    This agreement ("Master Agreement") is made and entered into by and between Blue Cross and Blue Shield of North Carolina, an independent licensee of the Blue Cross and Blue Shield Association and a North Carolina corporation with its principal offices at 1830 U.S. 15-501 North, Chapel Hill, North Carolina 27514 ("BCBSNC"), and Health Systems Design Corporation, a California corporation with its principal offices at 1330 Broadway, Suite 1200, Oakland, California 94612 ("HSD"), and shall be effective ______________ (the "Effective Date").

    In consideration of the mutual rights, benefits, covenants and obligations granted and provided for hereunder, the parties agree as follows:

    1. DEFINITIONS. All capitalized terms used in this Agreement, as well as in the Software License Agreement, Software Implementation Agreement, Software Development Agreement, Software Maintenance and Support Agreement, and Software Consulting Agreement shall have their respective meanings set forth in the Glossary attached as Exhibit A.

    2.   RELATED AGREEMENTS.

    a. EXECUTION OF ATTACHED AGREEMENTS. Simultaneously with the execution of this Agreement, the parties shall execute the Software Consulting Agreement (Exhibit B), Software Development Agreement (Exhibit C), Software Implementation Agreement (Exhibit D), Implementation Work Order No. 1 (Attachment 1 to Software Implementation Agreement) Software License Agreement (Exhibit E), and Software Maintenance and Support Agreement (Exhibit F).

    b. CONFLICT AMONG AGREEMENTS. If there is any conflict between the provisions of this Agreement and those of any Related Agreement, the provisions of the Related Agreement shall control unless the Related Agreement has an exception referring to this Agreement, provided, however, that if the conflict is with respect to Paragraphs 5, 6, 7, 10, 16, 17, 18, 19, 20, 26 or 31 of this Master Agreement, the terms of the Master Agreement shall prevail.

    3.   TERM OF AGREEMENTS.

    a. TERM OF MASTER AGREEMENT. This Master Agreement's term shall begin on the Effective Date and continue until the expiration or termination of the last of the Related Agreements to expire or terminate.

    b. TERM OF SOFTWARE CONSULTING AGREEMENT. The Software Consulting Agreement shall be effective from the Effective Date and, unless earlier terminated pursuant to Paragraph 6,

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shall terminate upon the later of: (i) BCBSNC's final acceptance of all services and Consulting Work Product to be provided by HSD pursuant to all Consulting Work Orders; or (ii) ninety (90) days following Project Completion.

    c. TERM OF SOFTWARE DEVELOPMENT AGREEMENT. Unless earlier terminated pursuant to Paragraph 6, the term of the Software Development agreement shall begin upon the giving of notice of acceptance of the Design Bid by BCBSNC and shall terminate upon the earlier of: (i) notice of termination of the Software Development Agreement by BCBSNC or (ii) final acceptance by BCBSNC of the Development Work Product as provided in the Software Development Agreement.

    d.   TERM OF SOFTWARE IMPLEMENTATION AGREEMENT.  The Software
Implementation Agreement shall be effective from the Effective Date and, unless earlier terminated pursuant to Paragraph 6, shall terminate upon the later of:
(i) BCBSNC's final acceptance of all services and Implementation Work Product to be provided by HSD pursuant to all Implementation Work Orders; or (ii) ninety
(90) days following Project Completion.

    e. TERM OF SOFTWARE LICENSE AGREEMENT. The Software License Agreement shall be effective from the Effective Date and shall continue in perpetuity; provided, however, that HSD shall have the right to terminate the Software License Agreement in accordance with Paragraph 6.d.

    f. TERM OF SOFTWARE MAINTENANCE AND SUPPORT AGREEMENT. Unless earlier terminated pursuant to Paragraph 6, the term of the Software Maintenance and Support Agreement shall be as follows:

         i. The term of the Software Maintenance and Support Agreement shall begin on the first day of Live Production and shall continue for an initial term ending two (2) years immediately following Project Completion.

         ii. The Software Maintenance and Support Agreement shall be automatically renewed for an additional one (1) year term at the end of the initial term and at the end of each subsequent renewal period for a total of five, one-year renewal terms.

    4.   WARRANTIES OF HSD.

    a. BENCHMARK CRITERIA. Provided that the relevant portion of the HSD Software and HSD Derivative Works has not been modified on behalf of BCBSNC by anyone other than HSD except as provided by Paragraph 7.b. of the Development Agreement, HSD warrants that the HSD Software and HSD Derivative Works will perform until Project Completion at a level meeting or

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exceeding the performance standards indicated in the Benchmark Criteria from the time the Benchmark Test is concluded pursuant to Paragraph 4 of the Software License Agreement.

    b. MINIMUM SUPPLEMENTAL FUNCTIONS. Provided that the relevant portion of the HSD Software has not been modified on behalf of BCBSNC by anyone other than HSD except as provided by Paragraph 7.b. of the Development Agreement, if the Development Bid is accepted by BCBSNC, HSD represents and warrants that upon the delivery of the Development Work Product to BCBSNC pursuant to the Software Development Agreement, the HSD Software will, at a minimum, provide the functionality of the Minimum Supplemental Functions. HSD further warrants that pursuant to the Software Development Agreement, HSD can provide the Minimum Supplemental Functions, the Work Product associated with the design of the Minimum Supplemental Functions, and HSD services for creation of the Development
Bid at a combined fee no greater than [         *          ].

    c. LIVE OPERATION PERFORMANCE CRITERIA. Provided that the relevant portion of the HSD Software has not been modified on behalf of BCBSNC by anyone other than HSD except as provided by Paragraph 7.b. of the Development agreement, HSD warrants that at all times after the conclusion of the Benchmark Test through Project Completion the HSD Software and HSD Derivative Works will operate in the Environment at a level meeting or exceeding the performance standards indicated in the Live Operation Performance Criteria as evaluated by Live Operations Measurement.

    d. STANDARD HSD SOFTWARE'S CONFORMANCE WITH BASIC FUNCTIONAL SPECIFICATION. HSD represents and warrants that the Standard HSD Software conforms and, provided that the relevant portion of the HSD Software has not been modified on behalf of BCBSNC by anyone other than HSD except as provided by Paragraph 7.b. of the Development Agreement, will conform with the Basic Functional Specifications until such time as BCBSNC's duty to pay license fees pursuant to Paragraph 5(a) of the Software License Agreement is discharged or terminated.

    e. CONFORMANCE WITH SUPPLEMENTAL FUNCTIONS GSDs. Provided that the relevant portion of the HSD Software has not been modified on behalf of BCBSNC by anyone other than HSD except as provided by Paragraph 7.b. of the Development Agreement, HSD warrants that the Supplemental Functions will conform to the Supplemental Functions GSDs and the Basic Functional Specification from the time HSD delivers the Supplemental Functions to BCBSNC until Project Completion.

    f.   [    *    ].

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*  Confidential portions omitted and filed separately with the Commission.



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    g.   THIRD PARTY RIGHTS.  HSD represents and warrants that its performance of all terms under this Master Agreement and each of the Related Agreements will not result in a breach of any duty owed by HSD to another under contract, or to HSD's knowledge, violate any confidence of another under any applicable non-disclosure agreement. HSD agrees that it will not knowingly disclose to BCBSNC any confidential or proprietary information belonging to any of HSD's previous or present clients, licensees or others absent authorization to disclose any such confidential information. HSD warrants that HSD has executed no prior non-competition, non-disclosure or confidentiality agreements that would in any way interfere with its work for BCBSNC.

    h. RIGHTS IN SOFTWARE. HSD warrants that it owns or is the authorized licensee of all software contained in the HSD Software and HSD Derivative Works. HSD further warrants that it has the legal right to license the HSD Software to BCBSNC pursuant to the Software License Agreement.

    i. PROCESSING OF CALENDAR YEAR DATA. HSD warrants that at all times, including without limitation before, upon, and after January 1, 2000, the HSD Software and HSD Derivative Works will correctly process and operate upon data containing, representing, that is input or output as, or relies upon expression of time in calendar years (i.e., the HSD Software and Derivative Works will correctly process and operate upon data with respect to the "millennium change".)

    j. HARMFUL OR UNDISCLOSED SOFTWARE CODE. HSD warrants that the HSD Software and HSD Derivative Works contains no software code or function designed to interrupt, terminate or diminish such software's functionality or capability upon the passage of time, or upon a certain command or contingency that is not disclosed to BCBSNC, including without limitation such code or function as is commonly known in the computer industry as a "trapdoor," "trojan horse" or "time bomb."

    5.   DEFAULT AND CURE.

    a.   Except as provided in Paragraph 6.d, in the event that one party hereto is alleged to be in material breach of this Master Agreement or any of the Related Agreements, the party alleging the breach may give notice to the alleged breaching party of such alleged breach and the alleged breaching party shall have up to forty-five (45) days to cure or correct any such alleged
breach.   The failure of the allegedly breaching party after due notice of the alleged breach to effect a cure within said cure period may constitute a Default under the applicable agreement, with the understanding that a final determination of breach and/or default shall be made pursuant to the dispute resolution process specified in Paragraph 30.

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    b.   In the event of a breach of any of the warranties provided in
Paragraphs a., b., c., d., e., and f. of Paragraph 4 of this Master Agreement, in addition to the rights set forth in Paragraph 6.b.iii. below, BCBSNC shall be entitled to full repayment by HSD of all amounts paid to HSD by BCBSNC since the Effective Date pursuant to the License Agreement and the Development Agreement.

    c. Except as otherwise provided in Paragraph 5.b. above or in Paragraph 6.d., and subject to the limitations of liability set forth in Paragraph 24 of this Master Agreement, upon Default either party shall be entitled to pursue damages for breach of contract as provided by law.

    6.   TERMINATION OF AGREEMENTS.

    a. EXPIRATION OF TERM. Unless earlier terminated as provided in this Master Agreement, this Master Agreement and each of the respective Related Agreements shall automatically terminate upon the expiration of each of their respective terms. The termination of any of these agreements upon expiration of their respective terms shall not cause any of the other agreements to terminate.

    b. TERMINATION FOR CAUSE. Termination rights for cause hereunder shall be as specified below with the understanding that determinations of Default, if disputed, shall be determined under the provisions of Paragraph 30.

         i. Either party may terminate any one of the Related Agreements for cause with respect to a Default under such Agreement, provided that HSD may terminate the License Agreement only as provided in Paragraphs 6.b.iv., 6.b.v. and 6.d.

        ii. BCBSNC may terminate this Master Agreement and/or any one or more of the Related Agreements upon the occurrence of an HSD Financial Termination Event.

       iii. BCBSNC may terminate this Master Agreement and/or any one or more of the Related Agreements upon a determination of Default with respect to a warranty item set forth in Paragraphs a., b., c., d., e., and f. of Paragraph 4, subject to the dispute resolution process specified in Paragraph 30.

        iv. HSD may terminate the Software License Agreement, and all BCBSNC's rights with respect to the HSD Software and HSD Derivative Works thereunder, provided that BCBSNC has failed to pay any license fees due pursuant to Paragraph 5(a) of the Software License Agreement after the time for payment of such fees set forth in Paragraph 16.b.i has expired, notice of

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              such failure to pay has been given as provided in Paragraph 5.a., and sixty (60) days have elapsed since HSD gave BCBSNC notice of such alleged breach with BCBSNC having not timely cured such failure to pay.

         v. HSD may terminate the Software License Agreement in accordance with Paragraph 6.d. in the event of a judicial termination that, in the manner and to the extent set forth in said paragraph, BCBSNC has on multiple and separate occasions used or exploited the HSD Software or HSD Derivative Works beyond the scope of the license rights set forth in Paragraph 3 of the Software License Agreement.

    c. VOLUNTARY TERMINATION BY BCBSNC. BCBSNC shall have the right to terminate this Master Agreement and/or any one or more of the Related Agreements upon providing sixty (60) days written notice thereof to HSD; provided, however, that BCBSNC may terminate this Master Agreement and/or anyone or more of the Related Agreements without prior notice upon BCBSNC's rejection of the Design Bid or the Development Bid.

    d.   SPECIAL RIGHT OF TERMINATION.

         i. If at any time HSD believes in good faith that BCBSNC is using and/or exploiting the HSD Software or HSD Derivative Works in a manner or to an extent that exceeds the rights granted to BCBSNC with respect to such software under Paragraph 3 of the Software License Agreement, HSD may give notice of such belief to BCBSNC. Following its receipt of notice, BCBSNC shall have up to sixty
              (60) days to cure the situation by (A) demonstrating that BCBSNC is operating within the scope of the license or, (B) ceasing such use and/or exploitation of the software and, if applicable, demonstrating to HSD that BCBSNC is applying its reasonable best efforts to recover where practical or otherwise destroy within a commercially reasonable time all identifiable copies of the software in the possession of unauthorized third parties. In addition, where BCBSNC's Authorized Contractors or sublicensees are involved, BCBSNC shall, at its expense, take timely and appropriate actions, including if necessary, instituting legal actions, to terminate and/or restrain any such unauthorized use. If after due notice BCBSNC has not effected said cures or taken appropriate steps toward effecting said cures, within said cure period, or otherwise demonstrated to the satisfaction of HSD that BCBSNC or its sublicensees as the case may be are operating within the scope of the license, the matter shall proceed to the dispute resolution process set forth in Paragraph 30 and as further described in Paragraph 6.d.ii below, and BCBSNC or its sublicensees may elect to continue their disputed use of the software subject


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              to the possibility that as a result of adjudication BCBSNC may be required to pay license fees in accordance with Paragraph 6.d.ii below and that the License Agreement may be terminated as provided in Paragraph 6.d.ii. below.

         ii. If a dispute of the nature described in Paragraph 6.d.i above results in mediation pursuant to Paragraph 30, the parties shall cooperate in good faith with the mediator to try to agree upon the scope of BCBSNC's use and/or exploitation of the software as determined with respect to the terms of the grant of license in the Software License Agreement. If the parties cannot agree, the parties proceed with litigation and thereafter a court of competent jurisdiction determines that willfully, in bad faith, and on multiple separate occasions after notice from HSD, BCBSNC has used or exploited the HSD Software or HSD Derivative Works in a manner or to an extent that exceeds the rights granted to BCBSNC in more than a minor way with respect to such software under Paragraph 3 of the Software License Agreement, then HSD shall have the right to terminate the Software License Agreement and all BCBSNC's rights with respect to the HSD Software and HSD Derivative Works thereunder. Upon notice of such termination, in order to prepare for its discontinued use and possession of the software, BCBSNC (and its sublicensees) shall have a five (5) year period ("Wind-Down Period") with which to further exercise:
              (i) all rights arising under the Software License Agreement, and
              (ii) the expanded use giving rise to the notice of termination, provided, however, that to the extent that such expanded use involves action with respect to the marketing and sale of software licenses of the HSD Software and HSD Derivative Works independent of BCBSNC's Business, such expanded use may not continue without HSD's consent.

              If during the Wind-Down Period, BCBSNC elects to continue its use or that of BCBSNC Affiliates or Database Participants of the HSD Software and HSD Derivative Works in the manner or to the extent found by the court to be in excess of the original grant of license rights, then BCBSNC shall pay incremental license fees at the rate determined below for such continued excessive use of the software during that portion of the Wind-Down Period that BCBSNC actually uses and possesses the software. Such fees shall be in addition to any other license fees as would otherwise be due pursuant to the Software License Agreement with respect to such period of use and possession. Further, following such notice of termination the parties shall establish fair and reasonable incremental license fees to be paid by BCBSNC for its excessive use or that of its sublicense of the software during the course of the dispute and the Wind-Down Period, first, by

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              attempting to: (A) establish a license fee by mutual agreement, or, (B) in the absence of agreement on (A), establish a mutual independent finder of fact who shall establish the amount of such fee, or (C) in the absence of an agreement on A or B, petitioning the court to establish such a fee.

        iii. The remedy set forth above in this Paragraph 6.d. shall be HSD's sole remedy by operation of law or otherwise for BCBSNC's use or exploitation, directly or by way of its Authorized Contractors, of the HSD Software or HSD Derivative Works in a manner or to an extent that exceeds the rights granted to BCBSNC with respect to such software under the Software License Agreement, and is provided in order to address BCBSNC's requirement that this Agreement and the associated Software License Agreement be structured in a manner that provides for continuation of BCBSNC's business operations.

    e. AUTOMATIC TERMINATION. Termination of either the Master Agreement or the License Agreement shall automatically terminate the remaining Related Agreements as of the date of termination of the Master Agreement or License Agreement, respectively.

    7. EFFECT OF TERMINATION. Except as otherwise set forth below, all of the Related Agreements shall automatically terminate upon termination of this Master Agreement, but termination of any one of the Related Agreements shall have no effect on any other Related Agreement, which agreements shall remain in full force and effect in accordance with their own terms unless terminated.

    a. VOLUNTARY TERMINATION. Upon voluntary termination in accordance with Paragraph 6.c., BCBSNC shall be obligated to pay to HSD all payments otherwise due HSD with respect to the terminated agreement(s) through the effective date of termination, provided that HSD renders the services commensurate with such payments if such services are requested by BCBSNC to be performed by HSD during this period.

    b. SOFTWARE DEVELOPMENT AGREEMENT. In the event that BCBSNC voluntarily terminates the Software Development Agreement, and provided that such termination occurs after BCBSNC's Board of Directors has approved BCBSNC's acceptance of the Supplemental Functions HSDs and the Development Bid, then in addition to the foregoing payments (if any), BCBSNC shall pay to HSD the amount of twenty-five percent (25%) of the then remaining balance of the [
              *                          ] that would be due HSD pursuant to
Paragraph 5(a) of the Software License Agreement but for the termination.   Such
amount shall be payable only upon the sale of the license by BCBSNC. HSD's sole recourse for collecting such partial payment of fees shall be through BCBSNC's resale of the license rights granted to BCBSNC pursuant to Paragraph

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*  Confidential portions omitted and filed separately with the Commission.

5(d) of the Software License Agreement. The resale shall be in accordance with Paragraph 5(d) of said agreement, provided that for the purpose of determining the concurrent user limitation of the converted license, the amount of the twenty-five percent debt shall be added to the amount of the license fees previously paid by BCBSNC, so that the maximum number of persons authorized to use concurrently copies of the client component of the HSD Software and Derivative Works shall be as if the total amount had been timely paid according to the schedule for payment set forth in Paragraph 5(a) of the Software License Agreement. Except for obligations which accrued prior to the giving of notice of voluntary termination, BCBSNC shall have no obligation to make any other payments and shall have no other liability to HSD except as set forth in this Paragraph 7.a.

    c.   LICENSE AGREEMENT.   Upon termination of the Software License
Agreement by BCBSNC for any reason:

         i. BCBSNC's duty to pay any fees to HSD under any of the Related Agreements shall terminate immediately; provided, however, that payment shall be made as set forth in Paragraph 16 for any fees for which payment is due at the time of termination.

        ii. BCBSNC and its Affiliates and Database Participants may continue to use and possess the HSD Software and Derivative Works for such additional time as is minimally necessary for them to effect a conversion to suitable replacement software, but in no event for a period exceeding sixty (60) days; provided, however, that BCBSNC may continue to possess indefinitely such copies of the HSD Software and Derivative Works as may be imbedded in archival backups of BCBSNC's computer systems at locations identified to HSD, which copies BCBSNC warrants shall be used, if at all, solely to restore BCBSNC's data. Except as provided in the foregoing sentence with regard to archival backups, following the conversion period set forth above, BCBSNC shall no longer have any right to use or possess any copies of HSD Software and Derivative Works, and BCBSNC shall cease use of the HSD Software and Derivative Works and shall, where practical, return to HSD all copies of the HSD Software and Derivative Works, or certify to HSD that all such copies that have not been returned have been destroyed.

    d. SOFTWARE IMPLEMENTATION AGREEMENT. Upon termination of the Software Implementation Agreement for any reason, HSD shall advise BCBSNC of the extent to which performance has been completed through such date with respect to each outstanding Implementation Work Order, and, provided that HSD has first received payment for all work performed by HSD pursuant to each such Implementation Work Order through the effective date of such termination, shall collect and deliver to BCBSNC whatever Implementation Work Product then exists with respect to each such Implementation Work Order.

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    e.   SOFTWARE CONSULTING AGREEMENT.  Upon termination of the Software
Consulting Agreement for any reason, HSD shall advise BCBSNC of the extent to which performance has been completed through such date with respect to each outstanding Consulting Work Order, and, provided that HSD has first received payment for all work performed by HSD pursuant to each such Consulting Work Order through the effective date of such termination, shall collect and deliver to BCBSNC whatever Consulting Work Product then exists with respect to each such Consulting Work Order.

    f. SOFTWARE MAINTENANCE AND SUPPORT AGREEMENT. Upon termination of the Software Maintenance and Support Agreement for any reason, HSD shall refund to BCBSNC any maintenance and support fees applying to the then current Quarterly Support Period, which refund shall be prorated to correspond to the time then remaining in such period.

    g. SURVIVAL. Upon termination of each of the following agreements for any reason, the following clauses shall survive termination of each such agreement, respectively, and shall continue in full force and effect:

         i.   Master Agreement. Paragraphs 1, 4, 7, 13, 16, 18, 19, 20, 22, 23,
              24, 28, 29, 30, 34
        ii.   Consulting Agreement.  Paragraphs 1, 4
       iii.   Software Development Agreement.  Paragraphs 1, 6
        iv.   Software Implementation Agreement.  Paragraphs 1, 5, 11
         v.   Software License Agreement.  Paragraph 1
        vi.   Software Maintenance and Support Agreement.  Paragraphs 1, 7, 8

    8.   APPROVAL AND RETENTION OF HSD PERSONNEL.

    a. BCBSNC may interview the personnel HSD assigns to perform services under the Related Agreements. If BCBSNC determines that any such personnel are not suited for the work based on their specific or general skills or their background and experience BCBSNC shall provide HSD with a written request for replacement of the personnel, which request shall specify the reason(s) for any such request. Upon receipt, HSD shall take such action as HSD deems appropriate in light of the applicable facts, which action may include making reasonable and timely efforts to assign other qualified personnel. If HSD does not have replacement staff, BCBSNC shall have the right to request removal of the existing staff.

    b. Should BCBSNC be dissatisfied with the performance of one or more of HSD's personnel, BCBSNC may request, on reasonable notice, that HSD terminate their assignment to BCBSNC's work. BCBSNC shall provide any such request to HSD in written form, which request

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shall specify its underlying reason(s).  Upon its receipt of any such request, HSD shall take appropriate action to investigate and address the situation, which action may include providing replacement personnel and/or reassigning HSD personnel subject to the availability of any replacement HSD personnel.

    c. HSD's actions under this Paragraph 8 shall be subject to HSD's reasonable discretion with due regard for applicable employment law concerns and with the understanding that both BCBSNC and HSD recognize the importance of fostering effective working relationships as a means of helping to ensure the overall success of the parties' undertakings pursuant to this Agreement and the Related Agreements.

    9. INITIAL DELIVERY OF MATERIALS TO BCBSNC. As soon as practicable following the Effective Date, HSD will deliver to BCBSNC in mutually agreeable formats the Standard HSD Software, HSD Software Source Code, Documentation, and such additional materials as are designated for delivery by HSD's Project Manager from among the materials listed on HSD's standard implementation order form.

    10.  STANDARD PRODUCT FUNCTIONS; CUSTOM PRODUCT FUNCTIONS.

    a.   DESIGNATION.

          i. In its sole discretion BCBSNC may designate as a Custom Product Function any software function that is created to any extent by HSD or its contractors as a result of undertakings pursuant to either the Master Agreement or the Related Agreements, provided that such designation is communicated to HSD by BCBSNC prior to HSD's submission of its bid for creation of the function as Development Work Product, or, on the face of the Consulting Work Order for the creation of the function as Consulting Work Product prior to HSD's acceptance of such Consulting Work Order. If BCBSNC fails to so designate any such software function at the applicable time above, then, in its bid, or as a binding element of its acceptance of the Consulting Work Order (as indicated by HSD on the face of the Consulting Work Order), HSD shall designate the function as either a Standard Product Function or a Custom Product Function.

         ii. Notwithstanding HSD's designation of a function as a Standard Product Function pursuant to Paragraph 10.a.i, in its discretion HSD may at any time redesignate the function as a Custom Product Function at BCBSNC's request.

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        iii.  All BCBSNC Derivative Work in the form of software functions shall be deemed Custom Product Functions for the purpose of determining the rights, duties and obligations of the parties with respect to such functions under the Software License Agreement and the Software Maintenance and Support Agreement, unless HSD agrees to treat it as a Standard Function.

    b. EFFECT OF DESIGNATION ON LICENSE RIGHTS. With respect to BCBSNC's license rights in the HSD Software and Derivative Works, the effect of designating a software function as a Standard Product Function or a Custom Product Function shall be as set forth in the Software License Agreement.

    c. EFFECT OF DESIGNATION ON MAINTENANCE AND SUPPORT AGREEMENT. Designation of a software function as a Standard Product Function or a Custom Product Function shall have the effects set forth in the Software Maintenance and Support Agreement.

    11. THIRD PARTY DEVELOPMENT. In the event that BCBSNC desires to utilize the services of a third party developer in cases which impact services being performed by HSD under any of the Related Agreements, such development activity will be undertaken in accordance with the BCBSNC Change Control Procedures and with the understanding that HSD will not offer support services fro any such software unless it meets or exceeds HSD's QA standards.

    12.  ACCESS TO BCBSNC'S SOFTWARE, DATA AND COMPUTER NETWORKS.

    a. ASSISTANCE FROM BCBSNC'S PERSONNEL. BCBSNC shall make a qualified member of its information services department available to assist HSD personnel during their visits to BCBSNC's site. Such assistance shall include resolving problems and facilitating HSD's requests with respect to gaining direct or dial-up access to BCBSNC's software, data and computer networks.

    b.    DIAL-UP ACCESS SUPPORT.

          i. To support HSD's dial-up access to BCBSNC's computer networks, at all times BCBSNC shall maintain and make available to HSD a modem capable of attaining a data transmission rate that is to be agreed to by the parties.
         ii. BCBSNC shall inform HSD of any changes to the modem/dial-in environment provided by BCBSNC pursuant to Paragraph 5(c) of the Software Maintenance and Support Agreement.

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        iii.  BCBSNC shall inform and continually update HSD of BCBSNC's security procedures with respect to dial-in access to BCBSNC's computer networks. HSD shall observe such procedures in each instance that HSD accesses BCBSNC's computer networks.

    13. EXPENSES. BCBSNC shall reimburse HSD for its reasonable and documented out-of-pocket expenses incurred in connection with the provision of services under the Related Agreements, including expedited delivery, telephone, facsimile, and photocopying expenses, as well as those travel expenses that are consistent with the HSD Travel Policy attached to this Agreement as Exhibit H; provided, however, that HSD alone shall bear the expense of the toll-free telephone line HSD maintains in connection with its provision of maintenance and support services under the Software License Agreement and the Software Maintenance and Support Agreement.

    14. TRAVEL TIME. The time devoted to travel by HSD's personnel between BCBSNC's site and HSD's site(s) shall not be charged to BCBSNC, provided that HSD may charge BCBSNC for that portion of such travel time as is devoted simultaneously to work on BCBSNC's behalf and recorded as such in accordance with Paragraph 17.

    15. SEPARATION OF COSTS. HSD shall make good faith efforts to exclude from the cost structure of its proposals in the Design Bid and the Development Bid, the costs associated with the materials, services and personnel to be provided pursuant to the Software Implementation Agreement.

    16.  BILLING AND PAYMENT; TAXES.

    a.   INVOICES.

          i. HSD shall invoice BCBSNC for payment of the software license fees set forth in Paragraph 5(a) of the Software License Agreement when each such payment becomes due, except that no invoice shall be issued with respect to the license fee payment to be made upon execution of the Software License Agreement.

         ii. For its services rendered under the Software Development Agreement, HSD shall invoice BCBSNC for payment of the amounts set forth in Paragraph 6 thereto upon each instance that HSD receives notice that BCBSNC has made an acceptance in accordance with said paragraph; provided, however, that in the event that BCBSNC's acceptance is deemed to have occurred pursuant to Paragraph 8(b) of the Software Development Agreement, HSD shall invoice BCBSNC upon the date of deemed acceptance.

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                                     Confidential
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        iii.  HSD shall invoice BCBSNC twenty (20) days prior to the first day of each Quarterly Support Period for the maintenance and support services to be performed during that Quarterly Support Period in an amount determined pursuant to Paragraph 7 of the Software Maintenance and Support Agreement; provided, however, that HSD shall invoice BCBSNC on the first day of the initial Quarterly Support Period for the maintenance and support fees due for such period, which fees shall be prorated to correspond to the actual duration of the initial Quarterly Support Period.

         iv. For all work undertaken by HSD pursuant to the Software Implementation Agreement, the Software Consulting Agreement, and Paragraph 7(b) of the Software Maintenance and Support Agreement:

                   (1) HSD will submit invoices to BCBSNC on a monthly basis, with each covering charges accrued during the immediately preceding month. To the extent expenses may be billed, the invoice shall also include an itemization of all expenses for which reimbursement is to be made.

                   (2) Each invoice shall indicate the specific Related Agreement and/or Work Order under which each charge and expense was incurred, as well as a summary of the hours worked by each of HSD's personnel each day by contract; provided, however, that no summary of hours worked shall be required with respect to Implementation Analysts and HSD's Project Manager and other staff, if any, provided on a monthly fee basis and/or for work done pursuant to a bill.

          v. HSD shall invoice BCBSNC for payment of license fees for any Oracle database software licensed by Oracle through HSD to BCBSNC upon HSD's or Oracle Corp.'s shipment of the software to BCBSNC.

    b.   TIME FOR PAYMENT.

          i. With respect to each of the Related Agreements, without triggering a Default BCBSNC may withhold from any payment, including the final payment: (A) any amount incorrectly invoiced provided that BCBSNC timely informs HSD of the amounts alleged to be incorrectly invoiced and the basis for any such assertion for review, resolution and rebilling purposes; or (B) any amount in dispute. Following BCBSNC's receipt of each invoice for

                                        Page 14
                                     Confidential
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              payment to be made pursuant to the Maintenance and Support
              Agreement, BCBSNC shall deduct from the amount indicated on such invoice all reductions applicable under Paragraph 8 of the Maintenance and Support Agreement, and shall provide to HSD, along with payment, a statement setting forth the basis of each reduction in the amount of payment. Payments on undisputed invoices, or undisputed portions of invoices, shall be made within thirty (30) days after submission of the invoice to BCBSNC.

         ii. BCBSNC shall have the right to suspend payments on Implementation Work Orders during any time after the ninety (90) day Benchmark Test Period, plus any extension of that time as provided in
              Section 4(a) of the License Agreement, HSD is seeking to cure its failure to meet the Benchmark Criteria during the Benchmark Test. BCBSNC shall have no obligation to pay HSD for lost time during the suspension period with respect to services related to remedy any failure to meet the Benchmark Criteria.

        iii. BCBSNC shall have thirty (30) days after receipt to pay such invoice rendered by HSD pursuant to this Master Agreement or any of the Related Agreements.

    c. INTEREST ON UNPAID AMOUNTS. If payment of any amount is not made within the time provided in Paragraph 16.b, HSD may give notice to BCBSNC of its default in payment. In the event that BCBSNC has not made the payment within ten (10) days following BCBSNC's receipt of notice that the payment is overdue, BCBSNC agrees to pay interest on all unpaid amounts at an annual rate of twelve per cent (12%); provided, however, that such interest charges shall not apply to any amount incorrectly invoiced or in dispute.

    d.   RESPONSIBILITY FOR TAXES.     BCBSNC shall be responsible for sales or
use taxes, and state or local property or excise taxes associated with BCBSNC's licensing, possession, or use of the HSD Software and Derivative Works, except such taxes as may be based on HSD's income.

    17.  RECORDS; AUDIT RIGHT.

    a.   RECORDS OF HSD.

         i. HSD shall keep and maintain detailed books of account in support of all chargeable hours and reimbursable expenses under this Agreement, the Related Agreements, and/or all Work Orders thereto. Such books shall include without limitation a record of the hours worked by each of HSD's personnel who are billed in hourly increments to BCBSNC, which record

                                        Page 15
                                     Confidential
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              shall identify the Work Order or Related Agreement to which each chargeable unit of time is attributed and include a summary of the hours worked by each of HSD's personnel who are billed in hourly increments to BCBSNC each day by contract. The record of hours worked shall be made available for BCBSNC's inspection with the understanding that all such records will be used only for the purpose specified herein and will otherwise be maintained in confidence.

         ii. No more frequently than once a year, BCBSNC shall have the right (upon ten business days prior notice) to have a certified public accountant selected by BCBSNC audit those records of HSD as may be necessary to verify the amounts invoiced to BCBSNC by HSD for all such chargeable hours and reimbursable expenses.

    b.   RECORDS OF BCBSNC.

          i. BCBSNC shall provide a list of the BCBSNC Affiliates to HSD upon reasonable request which list shall include the name, address, and phone number of each such Affiliate.

         ii. Upon reasonable request, BCBSNC shall provide to HSD a copy of each sublicense agreement entered into between BCBSNC and any party to which BCBSNC distributes HSD Software and Derivative Works.

        iii. BCBSNC shall maintain and make available for HSD's inspection a list of all sublicensees of the HSD Software and Derivative Works.

         iv. In the event that the number of persons authorized to use concurrently copies of the client component of the HSD Software and Derivative Works becomes subject to limitation pursuant to Paragraph 3(d) of the Software License Agreement, BCBSNC shall maintain and make available to HSD upon request a list of the client stations on which the client component of the HSD Software and Derivative Works is installed, which list shall include the name, address, and phone number of each such Affiliate.

         v. HSD shall have the right (upon ten business days prior Notice) to audit those records of BCBSNC as may be necessary to verify the lists maintained and provided by BCBSNC pursuant to Paragraphs 17.b.iii and 17.b.iv above, with the understanding that any information obtained in the course of such audits shall be shared with BCBSNC, retained in confidence by HSD and used only for the audit purpose specified herein. With respect to each of the

                                        Page 16
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              two forms of audit, HSD may conduct one such audit in any given year for each list provided pursuant to Paragraphs 17.b.iii and 17.b.iv above; provided, however, that HSD may conduct such an audit within a reasonable time after HSD gives the Notice required to initiate the process set forth in Paragraph 6.d.

    18.  OWNERSHIP OF INTELLECTUAL PROPERTY.

    a. TITLE TO HSD SOFTWARE. Title to the HSD Software shall remain with HSD at all times. The HSD Software is a trade secret and the proprietary property of HSD. BCBSNC will not remove, modify or destroy any proprietary markings of HSD.

    b. TITLE TO DERIVATIVE WORKS. All Derivative Works shall be the property of HSD.

    c.   TITLE TO CONSULTING WORK PRODUCT.   Consulting Work Product shall be
owned by the party identified as owner in the Consulting Work Order pursuant to which the Consulting Work Product is created. If no owner is so identified, HSD shall be the owner of the Consulting Work Product.

    d. TITLE TO SOFTWARE INTERFACES CREATED BY HSD. All software interfaces created by HSD for delivery to BCBSNC, including without limitation all computer code designed to interface among components of the HSD Software and HSD Derivative Works and with third party software, shall be the property of HSD except such interfaces as are created to meet BCBSNC specific needs, are not otherwise Derivative Work and serve only as an external link to the HSD Software or Derivative Works (as opposed to an interlink between the internal components of such software of Derivative Works). Any such BCBSNC specific interfaces and their designs shall constitute work made for hire under the Copyright Act. In the event that such materials are deemed not to constitute work made for hire, HSD agrees to assign the materials to BCBSNC without further compensation upon their creation.

    e. TITLE TO INDEPENDENTLY CREATED MATTER. All computer code, software interfaces, user documentation or other matter created by BCBSNC, or by BCBSNC Affiliates or Database Participants, shall be owned by the person or entity that created such matter, including without limitation such computer code as may be developed to interface the HSD Software or Derivative Works with any other software used by BCBSNC, or by BCBSNC Affiliates or Database Participants; provided, however, that HSD shall own all such matter to the extent it consists of Derivative Works.

    f. TITLE TO REPORTS AND DOCUMENTS; LICENSE TO BCBSNC. All reports and documents created by HSD for delivery to BCBSNC, including without limitation the Design Bid, the Development Bid and the Supplemental Functions GSDs, shall be the property of HSD.

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    g.   TITLE TO JOINTLY CREATED MATTER.  Notwithstanding the provisions of
Paragraph 18(e) above, any programs, documentation, reports, techniques, designs and other materials that are created jointly by the parties shall be jointly owned by the parties; provided that such materials shall be owned solely by HSD to the extent they constitute Joint Derivative Works.

    h. REQUIREMENT OF AUTHORIZED CONTRACTORS. BCBSNC agrees that it shall require any Authorized Contractor BCBSNC may engage to create a Derivative Work to agree in a signed writing, executed prior to the Authorized Contractor's commencement of work on development of the Derivative Work, that the Derivative Work shall be owned by HSD, and that the Authorized Contractor will execute any subsequent documents or instruments necessary to vest or evidence title to such Derivative Work in HSD.

    19.  CONFIDENTIALITY.

    a. CONFIDENTIAL INFORMATION. Each party recognizes that during the term of this Agreement it shall receive from the other party information, much of which will be confidential. "Confidential Information" shall be defined as:

          i. all disclosures, written or oral, by either party related to (A) software design, development and implementation activities undertaken pursuant to this Agreement and the Related Agreements;
              (B) the source code for the HSD Software and Derivative Works as well as its technical documentation (i.e., documentation for technical aspects of the HSD Software and Derivative Works that are not apparent from the HSD such software's ordinary use and display in business operations); (C) all data and information of or pertaining to BCBSNC's enrollees, group accounts or health care provider constituents, as well as all financial information relating to the operations of BCBSNC, BCBSNC Affiliates, and Database Participants; (D) information in HSD's books and records made available to BCBSNC pursuant to Paragraph 17; and (E) the terms and conditions of this Agreement and the Related Agreements; regardless of whether such disclosures are marked or otherwise designated as "Confidential" or otherwise specifically designated as Confidential; and

         ii. any information or material any employee or representative of either party designates as confidential, either orally or in writing prior to its disclosure; and

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                                     Confidential
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        iii.  any information, software, or other materials created by either party using, reflecting or including any part of the Confidential Information.

    b. EXCLUSIONS FROM CONFIDENTIAL INFORMATION. Notwithstanding Paragraph 19.a above, no information shall be considered as Confidential, regardless of its having been marked or otherwise designated as such: (i) if it is or becomes publicly available through no fault of the other party; or (ii) if it is disclosed to the receiving party by a third party entitled to disclose it; or
(iii) if it is known to the receiving party prior to disclosure of it to that party by the disclosing party; (iv) if it is developed by the receiving party, as can be shown by tangible evidence, without any reference to the Confidential Information; or (v) to the extent that either party is required by law or regulation to disclose such information, including without limitation in situations such as those contemplated in Paragraph 19(c)(iv) below.

    c.   TREATMENT OF CONFIDENTIAL INFORMATION.

          i. With respect to any Confidential Information, the receiving party shall (i) receive the Confidential Information in strict confidence; and (ii) accord to such Confidential Information at least the same level of protection against unauthorized use or disclosure that the receiving party customarily accords its own Confidential Information; and (iii) use or permit use of the Confidential Information solely and exclusively in carrying out its obligations under this Agreement, consistent with the terms of Paragraph 19.c.iii below; and (iv) use its best efforts to ensure that access to such Confidential Information is not provided to any third parties or to any employees without a specific need to know the information. Also, with respect to Confidential Information identified in Paragraph 19.a.i(A) hereof, nothing in this Agreement will restrict or inhibit BCBSNC's rights of use granted in Paragraph 3 of the Software License Agreement.

         ii. Either party shall have the right to reveal Confidential Information in the context of mediation undertaken pursuant to Paragraph 30. The parties hereby agree that in the event that a dispute between them with respect to this Agreement or any of the Related Agreements results in litigation, they shall seek a protective order preserving the secrecy of the Confidential Information to the maximum extent.

        iii. Within ninety (90) days of this Agreement's termination, each party shall return or destroy all copies, in whatever media or form, of the Confidential Information received from the other party, except to the extent that: (A) either party may be required by law or regulation to retain such information, or (B) retention of the Confidential Information, including without limitation

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                                     Confidential
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              the HSD Software Source Code and the source code for all
              Derivative Works and Work Product, would be consistent with BCBSNC's continued enjoyment of its license rights under the Software License Agreement.

         iv. The parties acknowledge that each has certain obligations under law and governmental regulations to report financial and operational information to the public and to governmental entities which are inherently in conflict with the high degree of confidentiality sought to be imposed by the provisions above in this Paragraph 19. Notwithstanding any other provision of this Paragraph 19 to the contrary, either party may make such disclosure of confidential information as are required by law or regulation disclose Confidential Information. Each party agrees that such disclosures shall be made to the minimum extent possible under the circumstances, shall wherever possible such to utilize available procedures to exempt or protect proprietary or medical information, and such party shall give the other notice of such disclosure.

          v. In the event that BCBSNC or a BCBSNC Affiliate is or contains a division that is a software business that competes with HSD, BCBSNC will establish a "Chinese Wall" such that the competing division will not have access to the source code or confidential proprietary information of HSD and such obligation shall be binding upon any entity into which BCBSNC may become merged or which is acquired by BCBSNC, and provided further, competing divisions will not utilize the object code versions to reverse engineer or decompile the software.

         vi. Where the disclosure may involve trade secrets any such trade secret disclosure shall only be made pursuant to appropriate trade secret protection and the disclosing party shall notify the other of any such disclosure.

    20. TRADEMARKS. Neither party may use the other party's names, trademarks or service marks without the other party's written consent. The parties may provide to one another, upon request, general guidelines for the use of such names and marks.

    21. NO AGENCY. The parties agree that HSD shall act solely as an independent contractor in performing under the Related Agreements and under any Work Orders issued pursuant to the Software Implementation Agreement, Software Development Agreement or Software Consulting Agreement. BCBSNC shall have no responsibility pursuant to this Agreement or the Related Agreements, or otherwise, to fulfill any obligation of HSD to any third party. Notwithstanding any other provision of this Agreement, any Related Agreement or Work Order

                                        Page 20
                                     Confidential
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issued thereunder, neither party shall not be construed as the agent or acting as the agent of the other in any respect.

    22. SOLICITATION OF PERSONNEL. Neither party shall solicit for employment any employee or contracted personnel of the other until a period of six (6) months after any such employee or contracted person was last employed or engaged by the other party to perform work directly related to this Agreement or any of the Related Agreements.

    23.  INDEMNIFICATION.

    a. HANDLING OF CLAIMS OR SUITS. HSD shall, at its cost, defend or settle any claim or suit brought against BCBSNC on the issue that the HSD Software or any Work Product infringes a United States patent or copyright, provided that BCBSNC (i) notifies HSD promptly in writing of any such claim or suit; (ii) gives HSD full information and assistance in settling and/or defending the suit; and (iii) gives HSD full authority and control of the defense and/or settlement of any such action.

    b. INFRINGEMENT LIABILITY. If the HSD Software, HSD Derivative Works, or any Work Product become subject to a claim of infringement for which HSD may become liable and which negatively impacts BCBSNC's use of the HSD Software, HSD may at its option and at its sole expense (i) obtain the right for BCBSNC to continue using the applicable HSD Software and/or Work Product; (ii) replace or modify the HSD Software and/or Work Product to make them non-infringing, so long as the replacement or modification meets the specifications or GSDs for the HSD Software and/or Work Product; or (iii) refund the total amounts BCBSNC has paid to HSD pursuant to the License Agreement and the Development Agreement as follows: (A) the total amount, if the claim of infringement is asserted incident to a judicial proceeding within five (5) years of the Effective Date, (B) two thirds of the total amount, if the claim of infringement is asserted incident to a judicial proceeding at a time more than five (5) but less than ten (10) years after the Effective Date, or (C) one third of the total amount, if the claim of infringement is asserted incident to a judicial proceeding ten (10) years after the Effective Date or thereafter. EXCEPT FOR THESE REMEDIES, HSD SHALL HAVE NO LIABILITY TO BCBSNC, ITS LICENSEES, SUBLICENSEES AND/OR ANY OTHER ENTITY AUTHORIZED TO POSSESS AND/OR UTILIZE THE HSD SOFTWARE UNDER THE TERMS OF THIS MASTER AGREEMENT AND/OR ANY RELATED AGREEMENT, FOR ANY CLAIM OF INFRINGEMENT.

    24. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY UNDER THIS MASTER AGREEMENT OR ANY OF THE RELATED AGREEMENTS TO THE OTHER EXCEED THE TOTAL AMOUNT BCBSNC HAS PAID TO HSD UNDER THE LICENSE AND DEVELOPMENT AGREEMENTS.

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    25.  NOTICES.  Any notice made in relation to this Agreement and to the
Related Agreements shall be sent to the addresses set forth below, or such other address as the intended recipient has previously designated by written notice. The notice shall be sent by Certified Mail, return receipt requested, or by a prepaid courier service which requires signature for receipt. A notice shall be deemed to be given when the Certified Mail or courier package is signed for at the address. Notices to BCBSNC with respect to any claim or notice of breach shall be addressed to the attention of the Legal Department. Notices to BCBSNC with respect to all other matters shall be addressed to the attention of the Senior Director, Future Systems.

    Addresses for Notice

    TO BCBSNC:     Blue Cross and Blue Shield
                   of North Carolina
                   Attn.: (as above)
                   5901 Chapel Hill Road
                   Durham, North Carolina 27707

    TO HSD:        Health Systems Design Corporation
                   1330 Broadway, Suite 1200
                   Oakland, California 94612

    26. ASSIGNMENT. BCBSNC may assign this Agreement and any or all of the Related Agreements only to any BCBSNC Affiliate. HSD shall not assign or, transfer this Agreement or any Related Agreement or Work Order, or any of its obligations thereunder, without the prior written consent of BCBSNC. HSD may assign its right to payment under this Agreement and any of the Related Agreements.

    27. WAIVER OF COMPLIANCE. Any failure by either party to enforce at any time any term or condition under this Agreement or any of the Related Agreements shall not be considered a waiver of the party's right thereafter to enforce each and every term and condition of such agreements.

    28. PARTIAL ILLEGALITY. It is agreed that if any provision, or part of a provision, of this Agreement or of any of the Related Agreements is held to be invalid or unenforceable under any applicable statute or rule of law, then the parties shall use their best efforts to replace the invalid or unenforceable provision with a provision that, to the extent permitted by applicable law, achieves the purposes intended under the original provision and to allow the parties to have the intended benefit of their bargain. If it cannot be so reformed it shall be omitted. The balance of the affected agreement shall remain valid and unchanged and in full force and effect.

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                                     Confidential
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    29.  MUTUALLY PREPARED AGREEMENT.  This Agreement and each of the Related
Agreements shall not be construed more strictly against one party than the other by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that each party has contributed substantially and materially to the preparation of this Agreement.

    30.  DISPUTE RESOLUTION.

    a. GENERAL APPLICABILITY. Any dispute regarding this Agreement, any Related Agreement or any Work Order that the parties are unable to resolve themselves after escalation to at least the vice president level shall be submitted for mediation to be conducted in Wake County, North Carolina, by and in accordance with the rules of the Private Adjudication Center (PAC) located at the North Carolina State Bar Center in Cary, North Carolina.

    b.   OUTCOME OF DISPUTE RESOLUTION PROCESS.

          i. The parties agree that if the dispute results from HSD's assertion that BCBSNC is using and/or exploiting the HSD Software or HSD Derivative Works in a manner or to an extent that exceeds the rights granted to BCBSNC with respect to such software under Paragraph 3 of the Software License Agreement, then subject to Paragraph 30.c below, all remedial rights, procedures, determinations and effects, including those of mediation, shall be as set forth in Paragraph 6.d.

         ii. With respect to all disputes other than those contemplated in Paragraph 30.b.i, the parties agree to cooperate in good faith with the mediator in order to reach a satisfactory resolution and deposition of the dispute. If, after reasonable efforts, the parties are unable to reach compromise, each party shall have all rights and privileges afforded to it by law.

    c. FEES AND EXPENSES. Payment of fees and expenses associated with the mediation process will be split equally between the parties. The parties agree that this Agreement and each of the Related Agreements shall be governed and construed by the laws of the state of North Carolina, and that no conflict-of-laws provision shall be invoked to permit application of the laws of any other state or jurisdiction.

    31.  ADDENDUM UNDER THE HEALTH INSURANCE FOR THE AGED AND DISABLED ACT.
The parties hereby agree that this Agreement and the Related Agreements shall be subject to the "Addendum to Subcontract Under the Health Insurance for the Aged and Disabled Act" attached hereto as Exhibit G.

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    32.  INSURANCE.  HSD shall maintain liability insurance in the amount of $1 million per occurrence and $3 million in the aggregate and shall furnish proof of such insurance to BCBSNC upon request.

    33.  ADHERENCE TO BCBSNC SCOPE CHANGE CONTROL PROCEDURES.   The parties
shall adhere to the BCBSNC Scope Change Control Procedures when making any change to the Master Workplan, to this Agreement, to any Related Agreement, or to any Exhibit, Attachment, or Work Order thereto if such change would otherwise be a deviation from the Master Workplan.

    34.  PRIOR AGREEMENTS; ENTIRE AGREEMENT.

    a.   PRIOR AGREEMENTS AND OBLIGATIONS.

          i. Upon the Effective Date, the Implementation Planning Project License Agreement entered between the parties on March 30, 1996, and the software license agreement entered between the parties on September 30, 1996, shall terminate and neither party shall have any remaining duty or obligation under said agreements.

         ii. The parties acknowledge that prior to the Effective Date they entered into an oral agreement pursuant to which HSD has undertaken certain work on BCBSNC's behalf in the nature of the work contemplated under the Software Implementation Agreement, and that BCBSNC owes payment for such work as of the Effective Date. The parties agree that any future work under said oral agreement shall be undertaken on a time and materials basis with compensation for HSD's labor to be paid at the levels specified in the Software Implementation Agreement.

        iii. The parties agree that all remaining prior payment obligations between the parties other than the obligation identified in Paragraph 32.a.ii above, if any, shall terminate upon execution of this Agreement. All duties and obligations with respect to confidentiality and ownership of proprietary information and materials that were to have survived termination of such agreements are hereby superseded and replaced by the terms of this Agreement pertaining to such matters.

    b. EXCLUSIVE UNDERSTANDING. This Agreement and the Software License Agreement, Software Implementation Agreement, Software Development Agreement, Software Consulting Agreement and Software Maintenance and Support Agreement, together with all their Exhibits, Work Orders and attachments, constitute the exclusive understanding of the parties with respect to

                                        Page 24
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the subject matter hereof.  The parties shall not be bound by or liable for any statement, writing, representation, promise, inducement or understanding not set forth above or within the aforementioned agreements, Exhibits, Work Orders or attachments.

    The parties do hereby indicate their agreement to the foregoing by executing this instrument in four duplicate originals as provided below.

                         ***[Signatures on following page]***


                                        Page 25
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                                   LIST OF EXHIBITS



Exhibit A     Glossary of Terms
Exhibit B     Software Consulting Agreement
Exhibit C     Software Development Agreement
Exhibit D     Software Implementation Agreement
Exhibit E     Software License Agreement
Exhibit F     Software Maintenance and Support Agreement
Exhibit G     Addendum to Subcontract Under the
              Health Insurance for the Aged and Disabled Act
Exhibit H     HSD Travel Policy
Exhibit I     Minimum Supplemental Functions
Exhibit J     Basic Functional Specifications
                (i) Functions and Features Checklist
               (ii) User Documentation
              (iii) HSD Products New Customer Order
Exhibit K     Recommended  Environment
Exhibit L     Live Operation Performance Criteria and Live Operation Performance
              Measurement Method
Exhibit M     Master Workplan
Exhibit N     BCBSNC Scope Change Control Procedures
Exhibit O     Elements of General Systems Design




                                     (i)